SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G




                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4) *


                                 Barefoot, Inc.
                 _____________________________________________
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                 _____________________________________________
                         (Title of Class of Securities)


                                    067512103
                 _____________________________________________
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 067512103                   13G                      Page 2 of 5 Pages



1.    NAME OF REPORTING PERSON
      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Patrick J. Norton
            ###-##-####

2.    CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                  (a) ___
            Not Applicable
                                                                  (b) ___
3.    SEC USE ONLY



4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.    SOLE VOTING POWER
               1,421,990

6.    SHARED VOTING POWER
               -0-

7.    SOLE DISPOSITIVE POWER
              1,421,990

8.    SHARED DISPOSITIVE POWER
               3,855

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              1,425,845

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)                                     [   ]
            Not Applicable

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              9.80%

12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
              IN

ITEM 1(A).  NAME OF ISSUER.

            Barefoot Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            450 West Wilson Bridge Road
            Worthington, Ohio  43085

ITEM 2(A).  NAME OF PERSON FILING.

            Patrick J. Norton

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

            450 W. Wilson Bridge Road
            Worthington, Ohio 43085

ITEM 2(C).  CITIZENSHIP.

            United States

ITEM 2(D).  TITLE OF CLASS OF SECURITIES.

            Common Shares, par value $.01 per share

ITEM 2(E).  CUSIP NUMBER.

            067512103

ITEM 3.

            Not Applicable. (The person filing qualifies for the Section 13(d)(6)(B) exemption from the Schedule 13D filing requirement; this Schedule 13G is being filed in accordance with Rule 13d-1(C)).

ITEM 4.  OWNERSHIP.

            (a)   Amount beneficially owned:  1,425,845

            (b)   Percent of class:  9.80%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        1,421,990

                 (ii)   Shared power to vote or to direct the vote:

                               Page 3 of 5 Pages

                (iii)   Sole power to dispose or to direct the disposition of:

                        1,421,990

                 (iv)   Shared power to dispose or to direct the disposition of:

                        3,855 shares


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

            Not Applicable

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
         WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
         PARENT HOLDING COMPANY.

            Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
         GROUP.

            Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable

ITEM 10.  CERTIFICATION.

            Not Applicable


                               Page 4 of 5 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        /s/ Patrick J. Norton
                                        ________________________________________
                                            Patrick J. Norton


Dated:  February 11, 1997

All information contained herein is
as of December 31, 1996